SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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CASCADE CORPORATION

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NOTICE OF ANNUAL MEETING

Fellow Shareholders:

Cascade Corporation’s 2010 Annual Meeting will take place on Wednesday, June 2, 2010, at 10:00 a.m., Pacific Time, at our corporate headquarters, 2201 N.E. 201st Avenue, Fairview, Oregon, 97024-9718, for the following purposes:

1.	To elect two directors to serve three-year terms.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2011.

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Shareholders of record at the close of business on April 1, 2010, will be entitled to receive notice of, attend, and vote at the meeting.

This Notice of Annual Meeting and the related proxy statement and other materials are being distributed or made available to shareholders beginning on or about April 20, 2010.

Your vote is important. Whether or not you plan to attend in person, we urge you to promptly vote your shares by telephone, by the Internet or, if this proxy statement was mailed to you, by returning the enclosed proxy card in order that your vote may be cast at the Annual Meeting.

Cordially,

James S. Osterman

Chairman

Portland, Oregon

March 31, 2010

PROXY STATEMENT

PROXY STATEMENT

GENERAL INFORMATION

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how you may vote your shares. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. The Notice of Internet Availability will be mailed to shareholders on or about April 20, 2010, the same date that this Proxy Statement and related materials will be distributed or made available to shareholders.

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors (“Board”) to be used at the annual meeting of shareholders to be held at our corporate headquarters, 2201 N.E. 201st Avenue, Fairview, Oregon, 97024-9718, at 10:00 a.m., Pacific Time, on June 2, 2010.

We will bear the entire cost of proxy solicitation, which will be primarily by mail or electronically. Proxies may also be solicited in person or by telephone, facsimile, or other electronic means by our directors, officers and employees without additional compensation. We will ask brokers, custodians, nominees and other record holders to prepare and send a Notice of Internet Availability of Proxy Materials to those for whom they hold shares and forward copies of the proxy materials to beneficial owners who request paper copies and will reimburse them for their reasonable expenses.

Our Board has fixed the close of business on April 1, 2010, as the record date for determining the holders of our common shares that are entitled to notice of, and to vote at, the annual meeting. At the close of business on April 1, 2010, 10,886,886 common shares were outstanding. Each common share is entitled to one vote on all matters that properly come before the annual meeting. A quorum of shareholders will be established at the meeting if a majority of our outstanding common shares entitled to vote are present or represented by proxy.

If you own your shares through a broker, bank or other nominee and do not participate in electronic delivery of proxy materials, you will receive only one copy of our proxy materials if you share a single address with another shareholder unless we received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. You can request to receive a separate Proxy Statement by contacting the institution that holds your shares.

Methods of Voting

You have three options for submitting your vote prior to the annual meeting:

•	via the Internet at www.proxyvote.com;

•	by phone (please see your proxy card for instructions); or

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability.

We encourage you to register your vote via the Internet. If you attend the annual meeting, you may also submit your vote in person, and any votes that you previously submitted, whether via the Internet, by phone or by mail, will be superseded by the vote that you cast at the annual meeting. Whether your proxy is submitted via the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the annual meeting, your shares will be voted at the in the manner set forth in this Proxy Statement or as otherwise specified by you.

You may revoke your proxy at any time before it is voted at the meeting. To revoke your proxy, you must:

•	enter a new vote by telephone, over the Internet, or by signing and returning another proxy card at a later date;

•	provide written notice of the revocation to Joseph G. Pointer, Secretary, at Cascade Corporation, 2201 N.E. 201st Avenue, Fairview, Oregon, 97204-9718; or

•	attend the meeting and vote in person.

Please note that if a broker, bank or other nominee is the record holder of your shares and you wish to vote at the annual meeting, you must bring to the meeting a letter from the record holder confirming your beneficial ownership of the shares. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.

Votes Required for the Proposals

The election of directors (Proposal 1) will be determined by a plurality of the votes cast. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010 (Proposal 2), requires the affirmative vote of a majority of the votes cast. Abstentions or broker non-votes will have no effect on the required vote on any matter.

If you return a signed proxy without instructions, your shares will be voted in accordance with the recommendation of our Board – FOR all nominees for election as directors and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If your shares are held in street name, New York Stock Exchange Euronext (“NYSE”) rules now prohibit brokers from voting your shares on Proposal 1 without receiving instructions from you on how to vote your shares. Without instructions from you, your broker, in its discretion, may either leave your shares unvoted or vote your shares on Proposal 2.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, April 1, 2010, must be present in order to hold the meeting and to conduct business. Shares are counted as being present if you vote in person at the meeting, by telephone, over the Internet, or by submitting a properly executed proxy card. Abstentions are counted as present for the purpose of determining a quorum.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently consists of seven directors, which our Bylaws divide into three groups. The term of office of one group expires at each annual meeting. This year the terms of Nicholas R. Lardy, Ph.D. and Nancy A. Wilgenbusch, Ph.D. expire. Each is nominated to a three-year term ending in 2013.

NOMINEES FOR ELECTION

NICHOLAS R. LARDY, Ph.D.	Director since 1993	Age 64

Dr. Lardy became a Senior Fellow of the Peter G. Peterson Institute for International Economics, a policy research institution in Washington, D.C., in 2003. He served as a Senior Fellow at The Brookings Institution, also in Washington, D.C., from 1995 to 2003. As an economist with a specific expertise on China, Dr. Lardy provides our Board with insights into present and prospective world economic conditions affecting our markets and in particular conditions affecting China, our area of greatest growth over the past decade.

NANCY A. WILGENBUSCH, Ph.D.	Director since 1997	Age 62

Dr. Wilgenbusch served as President of Marylhurst University from 1984 to June 2008. She currently serves as a director of West Coast Bancorp and is a trustee of the Tax-Free Trust of Oregon. She served from 2004 to 2007 as a director of Scottish Power PLC. Dr. Wilgenbusch’s contributions to our Board stem from her experience in guiding Marylhurst University’s growth, her past and present service on other public company boards, and her knowledge of and interest in issues related to employee morale and working conditions.

CONTINUING DIRECTORS

Term Expires 2011

PETER D. NICKERSON	Director since 2007	Age 52

Mr. Nickerson serves as a director of Growth-link Overseas Company, an investment enterprise based in Hong Kong with investments in China, Vietnam and India. Growth-link invests primarily in contract footwear manufacturing facilities and to a lesser extent that industry’s upstream and downstream infrastructure. Mr. Nickerson has been a director of Growth-link since 1988. Mr. Nickerson brings to our Board a successful business background , with valuable experience operating manufacturing facilities throughout the Far East and in India, areas which have significant growth potential for our company.

ROBERT C. WARREN, JR.	Director since 1982	Age 61

Mr. Warren has served as our President and Chief Executive Officer since 1996. He was President and Chief Operating Officer prior to 1996, and was formerly Vice President – Marketing. He is a Director of ESCO Corporation, a privately held manufacturer of high alloy steel products. Mr. Warren, as a result of his long tenure and multiple roles with Cascade, has unique and detailed knowledge of, and insights into, our industry and the challenges and opportunities we face in a competitive world marketplace.

HENRY W. WESSINGER II	Director since 1998	Age 56

Mr. Wessinger has been Vice President – Senior Portfolio Manager of UBS Financial Services since 2006. Previously, he was Senior Vice President, Ragen MacKenzie, a Division of Wells Fargo Investments, LLC from 1990 to 2006. He serves as Treasurer of the Wessinger Foundation. Mr. Wessinger provides our Board with informed guidance as to our shareholders’ interests and as to public securities markets generally.

Term Expires 2012

DUANE C. McDOUGALL	Director since 2002	Age 58

Mr. McDougall has been Chairman of the Board of Boise Cascade, LLC, a privately held manufacturer of wood products, since December 2008 and served as its Chief Executive Officer from December 2008 to August 2009. He served as President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, Mr. McDougall served as Chief Accounting Officer and in other positions during his 21 year tenure with Willamette. He serves as a Director of the following publicly held companies: StanCorp Financial Group, Inc., The Greenbrier Companies, Inc., and West Coast Bancorp, and was a director of InFocus Corporation from 2003 to 2007. Mr. McDougall brings his background as chief executive officer of two international, multi-plant forest products companies, and his service on a number of public company boards and audit committees, to our Board’s efforts to plan effectively for the future and to comply with regulatory requirements in the many jurisdictions in which we conduct our business.

JAMES S. OSTERMAN	Director since 1994	Age 72

Mr. Osterman served as President and Chief Executive Officer of Blount International, Inc. (Blount), a diversified international manufacturing company, from 2002 until December 2009 and will continue to serve as Chairman and a Director of Blount until May 2010. He served as President of Outdoor Products Group, Oregon Cutting Systems Division of Blount, Inc., from 1986 to 2002. Our Board benefits from Mr. Osterman’s years of experience as a key manufacturing and operating executive of a multinational, multi-plant producer of industrial products.

Our Board unanimously recommends that you vote “For” each nominee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as Cascade’s independent registered public accounting firm for the fiscal year ending January 31, 2011, and as a matter of good corporate governance we are asking shareholders to ratify this appointment. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

Our Board unanimously recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Cascade’s independent registered public accounting firm for the fiscal year ending January 31, 2011.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

We are committed to conducting our operations in accordance with accepted principles of good corporate governance and to applying the highest standards of ethical and legal conduct in our business dealings. Our Corporate Governance Guidelines and our Code of Ethics & Business Responsibilities for Directors, Officers and Employees are available on our website at www.cascorp.com and in print to any shareholder who requests them.

Board Independence

Our Corporate Governance Guidelines provide that a majority of the Board must meet the criteria for independence established by applicable law and the requirements of the NYSE. The Board has determined that all of the current directors other than Mr. Warren, our President and Chief Executive Officer, are independent in accordance with applicable law and NYSE requirements. In making its determination, the Board applied the following director independence standards, which reflect the NYSE director independence standards currently in effect:

•

No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with Cascade or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Cascade or any of its subsidiaries);

•

A director who is an employee or whose immediate family member is an executive officer of Cascade or any of its subsidiaries is not independent. Such director will become independent three years after the end of such employment relationship;

•

A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from Cascade or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent. Such director will become independent three years after he or she ceases to receive more than $120,000 per year in such compensation;

•

A director who is a partner or employee of a firm that is Cascade’s internal or external auditor, whose immediate family member is a partner of that firm, whose immediate family member is an employee of that firm who personally works on Cascade’s audit, or who, within the last three years, was a partner or employee of that firm and personally worked on Cascade’s audit during that time or had an immediate family member who was a partner or employee of that firm who personally worked on Cascade’s audit during that time, is not independent;

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Cascade’s or any of its subsidiaries’ present executives serve on that company’s compensation committee is not independent. Such director will become independent three years after the end of such service or the employment relationship; and

•

A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Cascade or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after such payments cease to exceed such threshold.

The Board has also determined that those directors who serve on the Audit, Compensation and Nominating and Governance Committees of the Board are independent in accordance with applicable law and NYSE requirements. In making its determination with respect to Mr. Wessinger, the Board considered the business relationship between Mr. Warren personally and Mr. Wessinger arising from Mr. Wessinger’s position as Vice President – Senior Portfolio Manager of UBS Financial Services and concluded that the relationship was not material to Mr. Wessinger’s independence.

Board Committees and Meetings

The Board currently has standing Audit, Compensation and Nominating and Governance Committees. During the year ended January 31, 2010, each director attended at least 75% in aggregate of the meetings of the Board and committees on which he or she served. The members of the committees and the number of meetings held during the year are identified in the following table.

Director	Board	Audit	Nominating and Governance	Compensation
Nicholas R. Lardy	X	X	X	X (Chair)
Duane C. McDougall	X	X (Chair)	X	X
Peter D. Nickerson	X	X	X	X
James S. Osterman	X (Chair)	X	X	X
Robert C. Warren, Jr.	X
Henry W. Wessinger II	X	X	X (Chair)	X
Nancy A. Wilgenbusch	X	X	X	X
Number of meetings	4	4	3	3

Directors are encouraged to attend the annual meeting of shareholders, absent unavoidable circumstances which do not permit attendance. All directors attended the 2009 annual meeting of shareholders.

Audit Committee

The Audit Committee assists the Board with oversight of the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee is also charged with the responsibility for satisfying itself regarding the following:

•	Our system of internal controls is reasonably adequate and is operating effectively;

•	Our systems, procedures and policies provide reasonable assurance that financial information is fairly presented;

•	Overall annual audit coverage is satisfactory and is designed to provide reasonable assurance that our financial statements fairly reflect our financial condition and the results of our operations;

•	Appropriate standards of business conduct are established and observed.

The Audit Committee also conducts an annual evaluation of its performance in fulfilling its duties and responsibilities. The report of the Audit Committee is included in this proxy statement. The charter of the Audit Committee is available at www.cascorp.com and in print to any shareholder who requests it.

Each member of the Audit Committee is independent in accordance with applicable SEC rules and NYSE requirements. The Board has determined that Mr. McDougall qualifies as an “audit committee financial expert” as defined in the rules of the SEC. The Board has also determined that Mr. McDougall’s service on the audit committees of Boise Cascade, LLC, The Greenbrier Companies, Inc., StanCorp Financial Group, Inc., and West Coast Bancorp will not impair his ability to serve on our Audit Committee.

Compensation Committee

The Compensation Committee provides assistance to the Board in fulfilling its responsibilities related to the compensation of the directors and key management personnel of Cascade. The Compensation Committee is authorized to delegate its authority to subcommittees it may form. Each member of the Compensation Committee is independent in accordance with the requirements of the NYSE. Specific responsibilities of the Compensation Committee include:

•

Reviewing and discussing with management the Compensation Discussion and Analysis and other executive compensation disclosures included in our proxy statement and issuing an annual report on executive compensation in connection therewith;

•	Annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”);

•	Evaluating the CEO’s performance and making recommendations regarding the CEO’s compensation level based on the evaluation for approval by the independent members of the Board;

•	Reviewing and making recommendations to the Board with respect to the compensation of our key management personnel and directors;

•	Reviewing and making recommendations to the Board with respect to our incentive and equity based compensation plans;

•	Conducting an annual evaluation of the Compensation Committee’s performance in fulfilling its duties and responsibilities;

•	Making regular reports to the Board.

The report of the Compensation Committee is included in this proxy statement. The charter of the Compensation Committee is available on our website at www.cascorp.com. and in print to any shareholder who requests it.

Nominating and Governance Committee

The Nominating and Governance Committee provides oversight on issues surrounding the composition and operation of the Board. Specific responsibilities of the Nominating and Governance Committee include:

•	Identifying individuals qualified to serve on the Board.

•	Recommending director nominees to the Board for election at our annual meeting of shareholders or for appointment by the Board to fill existing or newly created vacancies on the Board.

•	Identifying members of the Board to serve on and to chair each Board committee.

•	Developing and revising as appropriate our Corporate Governance Guidelines.

•	Recommending such guidelines or revisions to the Board.

•	Reviewing the charters of each Board committee and, when necessary or appropriate, recommending changes in such charters to the Board.

•	Overseeing the annual evaluation by the Board of itself and its members.

•	Overseeing the Board’s evaluation of management.

•	Conducting an annual evaluation of its performance in fulfilling its duties and responsibilities.

•	Making regular reports to the Board.

•	Monitoring the development of best practices regarding corporate governance.

•	Taking a leadership role in shaping corporate governance.

Each member of the Nominating and Governance Committee is independent in accordance with the requirements of the NYSE. The charter of the Nominating and Governance Committee is available on our website at www.cascorp.com. and in print to any shareholder who requests it.

The policy of the Nominating and Governance Committee is to consider recommendations for director nominees submitted by shareholders. Shareholders requesting the Nominating and Governance Committee to consider their recommendations for nominees should submit their recommendations, together with appropriate biographical information and qualifications, in writing to the Nominating and Governance Committee. Nominee recommendations should be addressed to:

Corporate Secretary

Cascade Corporation

Post Office Box 20187

Portland, OR 97294-0187

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating and Governance Committee. Under these criteria, nominees should possess the highest personal and professional ethics, a background and expertise useful to Cascade and complementary to and different from the background of the other directors and a willingness to devote the required time to the duties and responsibilities of Board membership. In fulfilling its responsibility to identify individuals qualified to serve on the Board and recommending to the Board nominees for election at our annual meeting of shareholders or for appointment by the Board to fulfill an existing or newly created vacancy on the Board the Nominating and Governance Committee evaluates the Board’s effectiveness and composition. This includes consideration of the business and professional backgrounds of directors, their current employment, community service and other board service. In addition, although our Corporate Governance Guidelines do not prescribe diversity standards, the Nominating and Governance Committee considers, as a matter of practice, diversity with respect to personal characteristics such as race, ethnicity, gender, and age when identifying and recommending nominees for the Board.

When nominating a candidate to fill a vacancy created by the expiration of the term of a member of the Board, the Nominating and Governance Committee determines whether the incumbent director is willing to stand for re-election. If so, the committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with our business, the director’s history of attendance at board and committee meetings and the director’s preparation for and participation in such meetings. When nominating a candidate to fill a vacancy where the committee has determined that an incumbent director should not or is not willing to stand for re-election or where the need to add a new board member has been identified, the Committee initiates a candidate search by seeking input from members of the Board and senior management, considering recommendations submitted by shareholders and hiring a search firm, if necessary.

The nominating process begins by identifying a candidate or group of candidates, including any candidates who may be submitted by shareholders, who will satisfy specific criteria and otherwise qualify for membership on the Board. These candidates are then presented to the Nominating and Governance Committee, which ranks the candidates. The Chairman, the CEO and at least one member of the Nominating and Governance Committee interview the prospective candidate or candidates. Other Board members are offered the opportunity to interview candidates. The Nominating and Governance Committee then meets to consider and approve the final candidate or candidates and to recommend and seek the endorsement of the full Board.

Board’s Role in Risk Oversight

The Board oversees risk through management presentations at Board meetings and through its Audit Committee. The Audit Committee charter provides that the Committee shall discuss with management the Company’s risk exposures and the steps management has taken to monitor and control such exposures. As part of this process, our Director of Internal Audit conducts risk assessments under the Committee’s authority, providing periodic reports to the Committee, and the Committee reports to the full Board at least quarterly.

The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Non-Executive Chairman of the Board; Executive Sessions

An independent director currently serves as Chairman of the Board. This structure allows for the active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

Non-management directors meet in executive session without management in conjunction with at least one Board meeting each quarter and may also meet at other times. Mr. Osterman, as our Chairman, presides at all executive sessions.

Contacting the Board

Individuals may contact the Board as a group or an individual director at the following mailing address:

Board of Directors

Attention: Corporate Secretary

Cascade Corporation

Post Office Box 20187

Portland, OR 97294-0187

The name of the individual director or group of directors to whom the communication is directed should be clearly specified. Communications will be promptly forwarded by the Corporate Secretary to the specified director or to Mr. Osterman if the communication is addressed to the full Board. Shareholders wishing to submit proposals for inclusion in the Proxy Statement relating to the 2011 Annual Meeting of Shareholders should follow the procedures specified under “Shareholder Proposals for 2011 Annual Meeting”. Shareholders wishing to recommend nominees for the Board should follow the procedures specified under “Corporate Governance and Other Board Matters – Nominating and Governance Committee.”

Director Compensation

The following table summarizes the compensation paid to our non-employee directors for the fiscal year ended January 31, 2010:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total
Nicholas R. Lardy	$47,250	$60,000	—	—	—	$432	$107,682
Duane C. McDougall	$52,800	$60,000	—	—	—	$432	$113,232
Peter D. Nickerson	$41,700	$60,000	—	—	—	$334	$102,034
James S. Osterman	$88,875	$60,000	—	—	—	$432	$149,307
Henry W. Wessinger II	$47,250	$60,000	—	—	—	$432	$107,682
Nancy A. Wilgenbusch	$41,700	$60,000	—	—	—	$432	$102,132

(1)	Represents the aggregate grant date fair value computed in accordance with U.S. Generally Accepted Accounting Principles (US GAAP) of shares of restricted common stock issued to directors on as of June 5, 2009. Each non-employee director received an award of 2,449 shares of restricted stock based on the closing market price of $24.50 per share on that date.

(2)	Amounts reflect dividends received on restricted stock issued June 5, 2009, June 6, 2008, and June 8, 2007.

At January 31, 2010, our non-employee directors had the following outstanding SAR and restricted stock awards:

Name	Outstanding SAR Awards	Outstanding Restricted Stock Awards (Shares)
Nicholas R. Lardy	10,400	4,619
Duane C. McDougall	10,400	4,619
Peter D. Nickerson	—	3,805
James S. Osterman	10,400	4,619
Henry W. Wessinger II	4,625	4,619
Nancy A. Wilgenbusch	10,400	4.619

Annual retainers received by directors are as follows:

Chairman of the Board	$67,500
Audit Committee Chair	32,400
Compensation Committee Chair	27,000
Nominating and Governance Committee Chair	27,000
Other	21,600

Effective June 1, 2009, annual retainers were reduced by 10% from previous levels in view of economic conditions.

Non-employee directors also receive $1,500 for each Board and committee meeting attended. Under the Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan approved by our shareholders, each non-employee director is awarded restricted shares totaling $60,000 in value following each annual meeting of shareholders. Restricted shares vest over a four-year period. The directors are reimbursed for travel and other expenses attendant to Board membership.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees billed for professional services performed by PricewaterhouseCoopers LLP for fiscal years ended January 31, 2010 and 2009 were as follows:

	2010	2009
Audit Fees (1)	$1,377,000	$1,591,000
Audit -related fees (2)	46,000	51,000
Tax return preparation and planning activities	56,000	75,000
Other tax fees (3)	32,000	84,000
All other fees	2,000	20,000

	$1,513,000	$1,821,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements, audit of management’s assessment of internal control effectiveness and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits and other attestation services.

(3)	Tax fees consisted of transfer pricing services and international, federal and state tax advice.

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services, including fees and terms, to be performed by our independent registered public accounting firm, unless an exception to pre-approval for de minimus non-audit services exists under the Securities Exchange Act of 1934. Each year, the independent registered accounting firm’s retention to audit our financial statements, including the associated fee, is approved by the Audit Committee before the filing of the preceding year’s annual report on Form 10-K. At the beginning of each fiscal year, management submits to the Audit Committee a summary of all proposed non-audit services expected to be performed by the independent registered public accounting firm in the next year, including a brief description of the project and an estimated project cost. The Audit Committee approves the summary as submitted or with such changes to the scope and nature of work to be performed as it deems desirable. Additional non-audit services identified during the year are submitted to the Audit Committee for approval at the next quarterly Audit Committee meeting. If the services are scheduled to commence prior to the next quarterly meeting, management obtains approval from the Chair of the Audit Committee to proceed with the services. The Chair of the Audit Committee makes the determination at interim dates of whether approval of the entire Audit Committee is needed. In the event the Chair of the Audit Committee is not available to approve non-audit services, a designated Vice-Chair of the Audit Committee can approve such services or determine if approval of the entire Audit Committee is needed. Any approval of non-audit services by the Chair or Vice-Chair of the Audit Committee is reported to the full Audit Committee at the next scheduled meeting.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is established pursuant to our Bylaws and its activities are governed by a written charter that is available on our website, www.cascorp.com. The current members of the Audit Committee are Mr. McDougall, Dr. Lardy, Mr. Nickerson, Mr. Osterman, Mr. Wessinger and Dr. Wilgenbusch. Each member of the Audit Committee is independent as defined under the applicable rules of the NYSE and the Securities and Exchange Commission. The Board of Directors has determined that Mr. McDougall qualifies as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee is also charged with the responsibility for satisfying itself that our system of internal controls is reasonably adequate and is operating effectively, that our systems, procedures and policies provide reasonable assurance that financial information is fairly presented, overall annual audit coverage is satisfactory and is designed to provide reasonable assurance our financial statements fairly reflect our financial condition and the results of our operations and appropriate standards of business conduct are established and observed.

Management is responsible for our internal controls and financial reporting. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for auditing our annual consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (the “PCAOB”) and for issuing a report on those financial statements.

In this context, we report that in discharging our responsibilities and in addition to other work, we:

•

Reviewed and discussed with management and PricewaterhouseCoopers LLP our annual consolidated financial statements for the fiscal year ended January 31, 2010, as well as matters related to our internal controls and overall quality of financial reporting.

•	Reviewed the PricewaterhouseCoopers LLP audit plan for the fiscal year ended January 31, 2010.

•

Discussed with PricewaterhouseCoopers LLP the matters that Statement on Auditing Standards No. 61 (Communications with Audit Committees) as amended, as adopted by the PCAOB in Rule 3200 requires them to discuss with us.

•

Received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning their independence from Cascade, and we have discussed with PricewaterhouseCoopers LLP their independence from Cascade.

•	Considered whether PricewaterhouseCoopers LLP’s non-audit services were compatible with maintaining their independence from Cascade.

Based on the review and discussion referred to above, we recommended to the Board, and the Board approved, that the audited annual consolidated financial statements for the fiscal year ended January 31, 2010 be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 for filing with the Securities and Exchange Commission.

The Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended January 31, 2011, and recommends to the shareholders of Cascade that they ratify the appointment.

AUDIT COMMITTEE

Duane C. McDougall, Chair

Nicholas R. Lardy

Peter D. Nickerson

James S. Osterman

Henry W. Wessinger II

Nancy A. Wilgenbusch

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis section describes our compensation philosophy, practices, and policies for our principal executive officer, principal financial officer and our three other most highly-compensated officers for our fiscal year ended January 31, 2010. These officers, referred to as named executive officers or “NEOs” are: Robert C. Warren, Jr., President and Chief Executive Officer; Richard S. Anderson, Senior Vice President and Chief Operating Officer; Jeffrey K. Nickoloff, Vice President – Corporate Manufacturing; Joseph G. Pointer, Vice President and Chief Financial Officer and Susan Chazin-Wright, Vice President-Human Resources. This section also explains the structure and rationale associated with each element of NEO total compensation, and it provides important context for the detailed disclosure tables and specific compensation amounts contained in this proxy statement.

Compensation Committee

The Compensation Committee of our Board consists of six directors, all of whom are independent in accordance with NYSE requirements. Nicholas R. Lardy, Ph.D., serves as the Chair of the Compensation Committee. The other members of the Compensation Committee are Duane C. McDougall, Peter D. Nickerson, James S. Osterman, Henry W. Wessinger II, and Nancy A. Wilgenbusch, Ph.D. The Compensation Committee is appointed by, and provides assistance to, the Board in fulfilling its responsibilities relating to the compensation of our executive officers and directors. Additional information regarding the Compensation Committee can be found in this proxy statement under “Corporate Governance and Other Board Matters – Compensation Committee.”

Compensation Philosophy and Objectives

We believe our success is largely dependent on our ability to attract and retain superior executive talent with demonstrated leadership abilities and extensive management experience. We also believe motivating and rewarding our executives for high levels of performance contributes to long-term shareholder value. Accordingly, we seek to attract and retain executive talent by providing market-competitive base compensation and to reward executives for producing superior results. We do so by evaluating executive performance on the basis of three key financial measures, income before taxes, cash flows and return on average assets, which we believe are closely correlated to building shareholder value.

Our basic compensation philosophy is divided into three areas: base salary, annual cash incentive and long-term incentive.

Base Salary – We establish the base salaries of our NEOs at levels that approximate the market median or mean for executives with like responsibilities in a peer group of comparable companies as discussed under “Determination of Compensation Levels”, with adjustments for variations in executive experience and performance. Despite our use of market salary data, individual salary determinations reflect the qualifications, experience and performance of the individual NEO and the value of the individual to our business.

Annual Cash Incentive – We believe our NEOs, who are directly responsible for our global performance, should have a significant portion of their potential cash compensation at risk. Therefore, our annual cash incentive program rewards NEOs for meeting or exceeding designated levels of income before taxes and cash flows established by the Board.

Long-Term Incentive – We believe providing a long-term incentive, in the form of stock-based compensation, will encourage our NEOs to operate our business with a longer-term focus by seeking to maximize net income relative to our existing assets and acquiring additional assets with superior income potential. We also believe that a long-term incentive promotes retention of future leaders in line with our succession planning efforts.

Total Direct Compensation – In evaluating overall compensation, the Compensation Committee believes the combination of base salary, annual cash incentive and long-term incentive, when compared to executives with like responsibilities in comparable companies and industries, should be in the 50th to 75th percentile when our performance is judged to be good, and above the 75th percentile when performance is judged to be outstanding or excellent.

Compensation Consultants

The Compensation Committee has in the past engaged a compensation consultant to provide guidance on executive compensation plan design and structure, prepare market competitive compensation data and recommend appropriate compensation ranges. In fiscal 2010 the Compensation Committee retained Mercer HR Consulting (“Mercer”) to prepare an executive compensation market analysis of base pay, annual incentive and total direct compensation. The Compensation Committee selected Mercer based on its position as a recognized market leader in global compensation consulting. Mercer is independent and reports directly to the Compensation Committee.

Role of Executives in Compensation Committee Activity

The Compensation Committee is responsible for and makes all decisions regarding compensation for our NEOs. The Compensation Committee’s normal practice is to request the CEO and Vice President – Human Resources to attend Compensation Committee meetings for the purpose of providing information on company and individual performance. Occasionally other executives may be invited to attend a Compensation Committee meeting to provide pertinent financial and other information. Our CEO is not a Compensation Committee member and while able to provide his insights and suggestions, does not vote on decisions regarding NEO compensation.

With respect to the compensation of the CEO, the Compensation Committee discusses its evaluation of the CEO’s performance and compensation with him, but the final determination and all votes regarding his compensation are made without the CEO present.

Compensation Committee Activity

During fiscal 2010, the Compensation Committee met three times to consider and act on the following issues:

•	Recommend Board approval of annual cash incentive payments for fiscal 2009 and establish performance measures for awards under the fiscal 2010 annual cash incentive plan.

•

Evaluate and recommend to the Board levels of annual base salary reductions for fiscal 2010 for executive and other officers, including the NEOs, in light of the global economic downturn. The Committee had originally approved fiscal 2010 annual base salaries that were consistent with fiscal 2009 levels.

•	Evaluate the CEO’s performance and identify new corporate performance objectives.

•

Review performance of our stock appreciation rights and restricted stock plan through comparing actual return on average assets (“ROAA”) relative to established ROAA targets and approve grants of restricted stock and stock appreciation rights for executive officers and officers.

•	Establish ROAA targets under our stock appreciation rights and restricted stock plan for fiscal year 2010.

•	Evaluate the Compensation Committee’s performance for the past year.

Determination of Compensation Levels

Overall compensation levels of NEOs are based on a number of factors including the individual’s experience, expertise, position and responsibility level, pay levels of peers with comparable responsibility within Cascade, competitive pay levels for similar positions with other companies and the performance of the individual and Cascade as a whole. In determining pay levels, the Compensation Committee considers all forms of compensation and benefits and uses outside consultant surveys and guidance to assist with the evaluation.

Mercer conducted a review of executive compensation in fiscal 2010 and provided guidance and advice to the Compensation Committee in establishing executive pay levels. Mercer’s work included both an analysis of peer group compensation as described in more detail later and a review of data from appropriate compensation surveys. Survey data covered base pay, annual incentive and long-term incentive.

In making compensation decisions, a major data source used by the Compensation Committee in establishing market competitive pay levels for executive and other officers is the compensation information disclosed by a peer group of similar-size public companies in the industrial machinery and equipment manufacturing industry. Key measures used in selecting the peer group include annual revenue, market capitalization, total assets, number of employees and return on assets. The companies that made up the peer group for fiscal 2010 were (amounts, except for number of employees, are in millions):

2010 PEER GROUP (1)

Name	Annual Revenue	Market Capitalization	Employees	Total Assets	Return on Assets (2)
Actuant Corporation (ATU)	$1,240	$957	5,900	$1,568	0.9%
Alamo Group, Inc. (ALG)	446	202	2,340	378	4.5%
American Railcar Industries, Inc. (ARII)	365	235	1,335	664	2.3%
Ampco-Pittsburg Corporation (AP)	299	323	1,231	472	5.9%
Astec Industries, Inc. (ASTE)	738	608	3,137	591	0.5%
Blount International, Inc. (BLT)	502	482	3,100	484	4.8%
Columbus McKinnon Corporation (CMCO)	607	166	2,886	492	(15.9%)
Greenbrier Companies, Inc. (GBX)	462	220	3,693	1,048	(5.2%)
IDEX Corporation (IEX)	1,330	2,601	5,300	2,098	5.4%
L.B. Foster Company (FSTR)	382	303	593	333	4.7%
Miller Industries, Inc. (MLR)	238	132	680	172	3.5%

(1)	Financial information is based on the most recent annual results.

(2)	Return on assets calculated as net income divided by total assets.

Elements of Fiscal 2010 Executive Compensation

The general framework of our executive compensation structure is outlined previously in “Compensation Philosophy and Objectives.” For fiscal 2010, the components of compensation for NEOs were base salary, annual cash incentive compensation, long-term equity incentive compensation and perquisites and other personal benefits.

Base Salary – Base salaries are reviewed by the Compensation Committee on an annual basis and adjustments made as deemed appropriate. In December 2008, base salaries for fiscal 2010 were recommended by the Compensation Committee to be maintained at fiscal 2009 levels given the global economic downturn. On March 31, 2009 the Compensation Committee recommended to the Board and the Board approved salary reductions of 10% in fiscal 2010 base salaries for all NEOs. The NEOs had previously taken voluntary 10% reductions in their fiscal 2010 base salaries effective February 1, 2009. The following table shows base salaries for fiscal 2009 and 2010:

NEO	2009 (1)	2010 (2)
R. C. Warren, Jr.	$540,000	$486,000
R. S. Anderson	300,000	270,000
J. G. Pointer	219,000	203,000
J. K. Nickoloff	186,000	167,000
S. Chazin-Wright	179,000	185,000

(1) – Ms. Chazin-Wright’s 2009 base salary reflects a partial year as she was hired during fiscal 2009.

(2) – Reflects Board approved salary reductions of 10%.

Annual Cash Incentive – Annual cash incentive payments are structured to encourage the building of shareholder value by maximizing our income before taxes. NEO’s receive a specified percentage (depending on position) of their base salary as cash incentive payments once two criteria are met:

1.	Pre-tax income before non-recurring income or expense items, executive incentive payments, stock based compensation expense and certain other expenses at the Compensation Committee’s discretion (“AIBT”) must exceed a minimum threshold.

2.	Cash flow from operations less maintenance capital expenditures and excluding cash expenses related to our European restructuring plan (“Free Cash Flow”) must exceed a minimum threshold.

The percentage of base salary that each NEO is entitled to receive increases if Free Cash Flow exceeds a “Target” level and increases again if Free Cash Flow exceeds a “Superior” level. There is an upper Free Cash Flow limit beyond which the NEOs receive no additional cash incentive payments. AIBT and Free Cash Flow levels are established based on several factors, including our historical levels of AIBT and Free Cash Flow, current market conditions and expectations for growth.

Prior to fiscal 2010 the Compensation Committee had used AIBT as the primary metric for awarding cash incentives to NEOs. Beginning in fiscal 2010 the Compensation Committee modified the cash incentive program to add Free Cash Flow as a measurement factor as it believed this measure plays a substantial role in the protection of shareholder value.

In March 2009 the Compensation Committee approved an AIBT threshold of $22 million. This AIBT threshold was established based on our projections for the expected level of profitability in fiscal 2010 given the global economic downturn.

The Compensation Committee established the following Free Cash Flow levels for fiscal 2010:

Level	Free Cash Flow
Threshold limit (lower limit)	$46 million
Target (mid-point)	$50 million
Superior limit (upper limit)	$54 million	(1)

(1) – NEOs would have received a specified % of Free Cash Flow if actual Free Cash Flow was in excess of the superior limit, up to a maximum of 100-150% of base salary depending on their position.

Free Cash Flow limits were set at levels that were 15-25% higher than our historically highest levels of Free Cash Flow.

Actual AIBT and Free Cash Flow for fiscal 2010 were $65,000 and $55.9 million, respectively. Since the AIBT for fiscal 2010 did not exceed the $22 million threshold, no cash incentive payments were made for fiscal 2010. The table below shows, as a percentage of base salary, the award opportunities that were available in fiscal 2010 (if the AIBT threshold had been met) for each NEO depending on the amount of actual Free Cash Flow:

	Annual incentive opportunity for Fiscal 2010 as % of Fiscal 2010 Base Salary			Actual Award as a % of Base Salary for Fiscal 2010
NEO	Threshold Limit	Target	Superior Limit (1)	Performance	Actual Award
R. C. Warren Jr.	20%	35%	65%	—	—
R. S. Anderson	17%	29%	55%	—	—
J. G. Pointer	14%	23%	44%	—	—
J. K. Nickoloff	14%	23%	44%	—	—
S. Chazin-Wright	14%	23%	44%	—	—

(1) – NEOs would have received a specified % of Free Cash Flow if actual Free Cash Flow was in excess of the superior limit, up to a maximum of 100-150% of base salary depending on their position.

Long-term Incentive – Long-term incentive awards are provided to directors and key employees in the form of stock appreciation rights (SARs) and shares of restricted stock. A SAR provides the holder the right to receive an amount, payable in shares of our common stock, equal to the increase in the market value of our common stock on the date of exercise over the base price at the time the right was granted. The base price may not be less than the market price of our common stock on the date of grant. All SAR awards vest ratably over four years and have a term of ten years. An award of restricted stock provides the holder actual shares of common stock which vest over a period of three years. Dividends are paid to holders of restricted stock during the three year vesting period. Annual awards of SARs and restricted stock are effective as of the close of business on the day following the public release of our earnings for our first fiscal quarter.

The Compensation Committee normally uses ROAA performance for the prior fiscal year in recommending long-term incentive awards for NEOs. ROAA is defined as net income before significant non-recurring or extraordinary items divided by the average total consolidated assets. The Compensation Committee determined ROAA performance targets based on our historical financial performance, expected future performance, consultant’s market survey data and sufficient increase in ROAA performance. ROAA performance targets and actual results for fiscal 2007, 2008 and 2009 are as follows:

	2007	2008	2009
Minimum level targets	10.0%	12.0%	11.0%
Target level targets	12.0%	14.0%	14.0%
Maximum level targets	14.0%	15.0%	15.0%
Actual ROAA	14.1%	13.6%	7.4%

Awards of restricted stock or SARs are normally based upon grant ranges established by the Compensation Committee taking into account job responsibilities and survey information as to practices at comparable companies, with minimum, target and maximum grants based upon our ROAA. Our fiscal 2009 ROAA was 7.43%, therefore the stock appreciation rights allowed were below the minimum level permitted under the guidelines. The Compensation Committee recommended and the Board approved awards as a means of providing incentive to executives during difficult economic times. The following table presents the award opportunities for NEOs and the actual awards recommended by the Compensation Committee and approved by the Board for fiscal 2009 and awarded in June 2009 (fiscal 2010):

NEO	Type of Award	Minimum	Target	Maximum	Actual Award	Market Value of Award (1)
R. C. Warren Jr.	Restricted Stock	6,000	12,000	24,000	11,000	$269,500
R. S. Anderson	Restricted Stock	2,500	5,000	10,000	5,000	122,500
J. G. Pointer	SAR	1,500	3,000	5,000	4,911	57,704
J. K. Nickoloff	SAR	1,500	3,000	5,000	4,911	57,704
S. Chazin-Wright	SAR	1,500	3,000	5,000	4,911	57,704

(1) –	Market value of restricted stock equals the market price of our common stock ($24.50 per share) on the award date, June 5, 2009. This is also the grant price for SARs awards. Market value of SARs equals the grant date fair value ($11.75 per SAR) based on the Black Scholes method calculated as of the award date, June 5, 2009.

Perquisites and Other Personal Benefits – We provide the NEOs with the use of a company automobile and reimburse them for personal income taxes attributable to such use. We also contribute to each NEO’s 401(k) plan account and provide reimbursement for the cost of executive physicals. Contributions to 401(k) accounts were based on plan guidelines and provided a matching contribution of up to 4% of compensation and an additional Company contribution of 4% of compensation. These perquisites, which the Compensation Committee believes are reasonable and consistent with our overall compensation program and objectives, are provided to allow us to attract and retain executive talent.

Change in Control Agreements

In 2000, the Compensation Committee approved change in control agreements (“CICs”) for Robert C. Warren, Jr. and Richard S. Anderson. The CICs were implemented to help us retain these executives, particularly after a change of control has been proposed, and remain competitive in the market. The CICs provide the following benefits for these individuals if they are involuntarily terminated within 12 months following a change in control of Cascade:

•	Lump sum cash payment of three times average annual salary for three years prior to change in control.

•	Acceleration of all outstanding stock awards not exercisable at date of change of control.

•	Health care benefits for up to two years at Cascade’s expense.

A change of control under the CICs are payable to the executives upon involuntary termination which occurs upon:

•	A change in the composition of a majority of the Board as a result of contested elections over a 24 month period.

•	Sale or transfer of all or substantially all of our assets in complete liquidation or dissolution.

•	Merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred.

•

Acquisition by a person or group of related persons of securities possessing more than 35% of the total combined voting power of our outstanding securities, pursuant to a transaction which the Board does not recommend to our shareholders.

We believe our approach requiring both an involuntary termination and a change in control is more reasonable and reflective of our intent to compensate the executive in the event of a termination of employment than CICs provided by some other companies that provide executives with benefits solely upon the occurrence of a change in control.

The Compensation Committee does not consider the CICs for purposes of determining the annual compensation levels as discussed in “Determination of Compensation Levels.”

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits to $1 million the amount of our tax deduction for certain compensation paid to the NEOs. Certain qualifying “performance-based” compensation is not subject to the $1 million deduction limit, including compensation related to stock appreciation rights issued under our Stock Appreciation Rights Plan. Annual cash incentive amounts payable under our executive incentive program and compensation related to certain awards under our 1995 Senior Managers’ Incentive Stock Option Plan would not be exempt from the $1 million limit. For fiscal 2009, no employees exceeded the $1 million limit. The Compensation Committee intends to preserve the tax deductibility of executive compensation to the extent practicable but reserves the right to recommend future compensation that does not comply with the Section 162(m) requirements for deductibility if it concludes that this is in the best interests of Cascade.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Cascade’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010.

COMPENSATION COMMITTEE

Nicholas R. Lardy, Ph.D., Chair

Duane C. McDougall

Peter D. Nickerson

James S. Osterman

Henry W. Wessinger II

Nancy A. Wilgenbusch, Ph.D.

Summary Compensation Table for Fiscal 2010, 2009 and 2008

The following table summarizes compensation information for our named executive officers for the fiscal years ended January 31, 2010, 2009 and 2008.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Robert C. Warren, Jr.,	2010	$486,000	—	$269,500	—	—	—	$42,710	$798,210
President and Chief Executive Officer	2009	$540,000	—	$472,483	—	—	—	$65,581	$1,078,064	(5)
	2008	$500,000	—	$1,769,520	—	$616,000	—	$48,577	$2,934,097
Richard S. Anderson,	2010	$270,000		$122,500	—	—	—	$41,394	$433,894
Senior Vice President and Chief Operating Officer	2009	$300,000	—	$196,868	—	—	—	$50,630	$547,498	(5)
	2008	$290,000	—	$737,300	—	$309,000	—	$43,587	$1,379,887
Joseph G. Pointer,	2010	$203,000		—	$57,704	—	—	$35,068	$295,772
Chief Financial Officer	2009	$219,000	—	—	$44,616	$68,000	—	$37,876	$369,492
	2008	$200,000	—	—	$166,550	$201,000	—	$32,941	$600,491
Susan Chazin-Wright (6)	2010	$185,000		—	$57,704	$46,000	—	$26,708	$315,412
Vice President – Human Resources
Jeffrey K. Nickoloff	2010	$167,000		—	$57,704	—	—	$25,294	$249,998
Vice President – Corporate Manufacturing	2009	$186,000	—	—	$44,616	$52,000	—	$30,879	$313,495
	2008	$180,000		—	$166,550	$164,000	—	$23,651	$534,201

(1)	Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with U.S. GAAP. Restricted stock awards were valued at $24.50 per share for fiscal 2010, $44.24 per share for fiscal 2009 and $73.73 per share for fiscal 2008, which represented the closing price of a share of Cascade common stock on the grant date. Additional details regarding the terms of awards under the SAR Plan and Stock Option Plan are described in the following tables: “Grants of Plan-Based Awards in Fiscal 2010” and “Outstanding Equity Awards at Fiscal Year-End.”

(2)	Amounts reflect the aggregate grant date fair value of SARs computed in accordance with U.S. GAAP. The fair value of each SAR is estimated on the date of grant using the Black-Scholes option-pricing model. SAR awards were made on June 5, 2009 with a Black-Scholes value of $11.75 per share. A more detailed discussion of the assumptions used in the valuation of SARs awarded in fiscal year 2010 may be found in Note 13 to our Consolidated Financial Statements included in our 2010 Form 10-K. Additional details regarding the terms of awards under the SAR Plan and Stock Option Plan are described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(3)	Amounts reflect annual executive incentive payments earned for fiscal 2009 (paid in April 2009), and fiscal 2008 (paid in April 2008) under our executive incentive plan (“Executive Incentive Plan”). No executive incentive payments were made for fiscal 2010. The Executive Incentive Plan and the metrics used to determine the amounts paid are described in the Compensation and Analysis under “Elements of Fiscal 2010 Executive Compensation – Annual Cash Incentive Compensation.”

(4)	All Other Compensation amounts consist of the following items:

Name	Fiscal Year	Company automobile usage (a)	Company contributions to 401(k) plan (b)	Restricted Stock Dividends (c)	Others	Total
R.C. Warren, Jr.	2010	$18,178	$19,600	$4,932	—	$42,710
	2009	$22,053	$18,400	$25,128	—	$65,581
	2008	$17,617	$18,000	$12,960	—	$48,577
R.S. Anderson	2010	$19,708	$19,600	$2,086	—	$41,394
	2009	$23,318	$16,842	$10,470	—	$50,630
	2008	$20,187	$18,000	$5,400	—	$43,587
J.G. Pointer	2010	$18,718	$16,350	—	—	$35,068
	2009	$21,463	$16,413	—	—	$37,876
	2008	$17,007	$15,934	—	—	$32,941
S. Chazin-Wright	2010	$15,024	$11,684	—	—	$26,708
J.K. Nickoloff	2010	$11,778	$13,516	—	—	$25,294
	2009	$16,039	$14,840	—	—	$30,879
	2008	$9,317	$14,334	—	—	$23,651

(a)	Amounts relate to the taxable value attributable to the personal use of company owned automobiles, as well as taxable auto allowances and reimbursed expenses.

(b)	Amounts relate to Cascade 401(k) plan contributions for the benefit of the named executive officers.

(c)	Amounts relate to dividends paid on restricted stock issued in fiscal 2010, 2009 and 2008.

(5)	Under the executive cash incentive plan for fiscal 2009, calculated incentive awards for Mr. Warren and Mr. Anderson were $222,000 and $106,000, respectively, but the Compensation Committee and the Board of Directors concurred with the recommendation of Mr. Warren and Mr. Anderson that they forego cash incentive awards for fiscal 2009.

(6)	Ms. Chazin-Wright was not a named executive officer in fiscal 2009 and fiscal 2008.

The following table shows all plan-based awards granted to the named executive officers during fiscal 2010. The option awards (in the form of SARs) and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2010 Year-End Table on the following page.

Grants of Plan-Based Awards in Fiscal 2010

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Plan Name (1)	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
R.C. Warren, Jr.	SAR	6/5/2009							11,000	—	$—	$269,500
	Executive Incentive	6/2/2009	$97,000	$170,000	$316,000
R.S. Anderson	SAR	6/5/2009							5,000	—	$—	$122,500
	Executive Incentive	6/2/2009	$46,000	$78,000	$149,000
J.G. Pointer	SAR	6/5/2009							—	755	$24.50	$57,704
	Executive Incentive	6/2/2009	$28,000	$47,000	$89,000
S. Chazin-Wright	SAR	6/5/2009							—	755	$24.50	$57,704
	Executive Incentive	6/2/2009	$26,000	$43,000	$81,000
J.K. Nickoloff	SAR	6/5/2009							—	755	$24.50	$57,704
	Executive Incentive	6/2/2009	$23,000	$38,000	$73,000

(1)	Stock Appreciation Rights and Restricted Stock Plan (“SAR Plan”) and Executive Incentive Plan (“Executive Incentive”)

(2)	Amounts earned under the fiscal 2010 Executive Incentive Plan, which was approved by the Board in March 2009, are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. No executive incentive payments were made for fiscal 2010. Additional details regarding the Executive Incentive Plan can be found in the “Compensation Discussion and Analysis” section.

(3)	Mr. Pointer, Ms. Chazin-Wright, and Mr. Nickoloff were each granted 4,911 SARs at a base price of $24.50 for each SAR. Each SAR is payable only in shares of Cascade common stock, with the number of shares into which the SAR is payable calculated by determining the difference between the closing price of Cascade’s common stock on the date of exercise and the base price of the SAR established at the time of grant, and then dividing the difference by the closing price of Cascade common stock on the date of exercise. The number of underlying shares was calculated by determining the difference between $28.95, the closing price of Cascade’s common stock on January 29, 2010, and $24.50, the base price of the SARs established at the time of grant, multiplying that figure by the number of SARs granted and then dividing the product by the closing price of Cascade common stock on January 29, 2009.

(4)	Exercise or base price of SARs is the closing price of our common stock on the grant date, June 5, 2009.

(5)	Represents grant date fair value of SARs calculated in accordance with U.S. GAAP. Assumptions used in calculating expense as required by U.S. GAAP are described in Note 13 to our Consolidated Financial Statements included in our fiscal 2010 Form 10-K, except that the deduction related to estimated forfeitures has been disregarded. Additional details regarding the terms of awards under the SAR Plan are described in the following tables: “Summary Compensation Table” and “Outstanding Equity Awards at Fiscal Year-End.”

(6)	SAR awards were approved by the Board on June 2, 2009.

The following table shows all outstanding equity awards held by the NEOs at the end of fiscal 2010.

Outstanding Equity Awards at Fiscal Year-End

	Options Awards							Stock Awards
Name	Grant Year (fiscal)	Number of Securities Underlying Unexercised Options (1) Exercisable	Number of Securities Underlying Unexercised Options (1) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (2)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested		Market Value of Shares or Units of Stock that have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested
R.C. Warren, Jr.	2001	57,000	—			$10.93	5/11/2010
	2002	52,273	—			$11.22	6/14/2011
	2003	57,000	—			$14.05	5/23/2012
	2004	76,900	—			$14.12	5/22/2013
	2005	19,399	—			$21.15	5/26/2014
	2006	—	—	(3)		$35.60	6/7/2015
	2007	—	—	(4)		$37.05	6/6/2016
	2008	—	—					8,000	(5)	$231,600
	2009	—	—					7,120	(6)	$206,124
	2010	—	—					11,000	(7)	$318,450

R.S. Anderson	2005	12,933	—			$21.15	5/26/2014
	2006	—	—	(3)		$35.60	6/7/2015
	2007	—	—	(4)		$37.05	6/6/2016
	2008							3,334	(5)	$96,519
	2009							2,967	(6)	$85,895
	2010							5,000	(7)	$144,750

J.G. Pointer	2005	8,891	—			$21.15	5/26/2014
	2006	—	—	(3)		$35.60	6/7/2015
	2007	—	—	(4)		$37.05	6/6/2016
	2008	—	—	(8)		$73.73	6/8/2017
	2009	—	—	(9)		$44.24	6/6/2018
	2010	—	755	(10)		$24.50	6/5/2019

S. Chazin-Wright	2009	—	—	(9)		$44.24	6/6/2018
	2010	—	755	(10)		$24.50	6/5/2019

J.K. Nickoloff	2005	2,223	—			$21.15	5/26/2014
	2006	—	—	(3)		$35.60	6/7/2015
	2007	—	—	(4)		$37.05	6/6/2016
	2008	—	—	(8)		$73.73	6/8/2017
	2009	—	—	(9)		$44.24	6/6/2018
	2010	—	755	(10)		$24.50	6/5/2019

(1)	SARs were granted during fiscal 2005 to 2010. Stock options were granted in years prior to fiscal 2005. All awards with expiration dates before 2014 relate to stock options. The number of shares underlying SARs was calculated by determining the difference between $28.95, the closing price of Cascade common stock on January 29, 2010, and the base price of the SARs established at the time of grant, multiplying that figure by the number of SARs held by the officer, and then dividing that difference by the closing price of Cascade common stock on January 29, 2010. The exercise or base price of SARs by grant year is as follows:

Grant Year	Exercise Price
2005	$21.15
2006	$35.60
2007	$37.05
2008	$73.73
2009	$44.24
2010	$24.50

(2)	The exercise or base price of stock options and SARs is the closing price of our common stock on the NYSE on the date of grant.

(3)	Because the base price of the SARs exceeded the closing price of our common shares on January 29, 2010, the number of shares underlying the SARs is shown as zero.

(4)	SARs vest on June 6, 2010. Because the base price of the SARs exceeded the closing price of our common shares on January 29, 2010, the number of shares underlying the SARs is shown as zero.

(5)	Restricted stock vests on June 8, 2010. Market value based on closing price of our common stock of $28.95 on January 31, 2010.

(6)	Restricted stock vests as follows: one-half annually on June 6, 2010 and 2011. Market value based on closing price of our common stock of $28.95 on January 31, 2010.

(7)	Restricted stock vests as follows: one-third annually on June 5, 2010, 2011 and 2012. Market value based on closing price of our common stock of $28.95 on January 31, 2010.

(8)	SARs vest as follows: one-half annually on June 8, 2010 and 2011. Because the base price of the SARs exceeded the closing price of our common stock on January 31, 2009, the number of shares underlying the SARs is shown as zero.

(9)	SARs vest as follows: one-third annually on June 6, 2010, 2011 and 2012. Because the base price of the SARs exceeded the closing price of our common shares on January 31, 2009, the number of shares underlying the SARs is shown as zero.

(10)	SARs vest as follows: one-fourth annually on June 5, 2010, 2011, 2012 and 2013.

Option Exercises and Stock Vested During Fiscal 2010

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
R.C. Warren, Jr.	—	—	11,560	$272,740
R.S. Anderson	—	—	4,816	$113,626
J.G. Pointer	—	—	—	—
S. Chazin-Wright	—	—	—	—
J. K. Nickoloff	—	—	—	—

(1)	The value realized on vesting of restricted stock equals the number of shares vested multiplied by closing price of Cascade common stock on the date of vesting.

Potential Payments on Termination or Change-in-Control

We have entered into severance agreements with Messrs. Warren and Anderson. Under the agreements, each would be entitled to certain benefits if his employment is involuntarily terminated (other than for cause) within 12 months following a change in control of Cascade. In addition to discharge, involuntary termination includes resignation following a change which materially reduces an individual’s level of responsibility, a 20% reduction in level of compensation, or a relocation of place of employment by more than 50 miles.

The agreements define a change in control of Cascade as (a) a change in the composition of the Board over a period of 24 months or less as a result of contested elections which results in a majority of Board members who were not Board members at the beginning of the period or were not subsequently nominated or elected by the Board; (b) sale, transfer or other disposition of substantially all of Cascade’s assets; (c) a merger or consolidation in which securities with more than 50% of the voting power of all outstanding Cascade securities are transferred to persons different from the holding of such securities prior to the transaction; or (d) the successful acquisition of securities possessing more than 35% of the voting power of all outstanding Cascade securities pursuant to a transaction or series of related transactions that the Board does not recommend for shareholder acceptance or approval.

An officer whose employment is involuntarily terminated following a change in control would receive the following severance benefits: (a) a lump sum payment equal to 2.99 times the officer’s average annual compensation of the prior three years as reported on Form W-2; (b) accelerated vesting of all outstanding stock options; and (c) continued health coverage for the officer and eligible dependents for a period of 24 months or until the officer is covered by another health plan which provides a substantially similar level of benefits. In order to avoid becoming an excess parachute payment under federal tax laws, the total benefit package is limited to 2.99 times the officer’s average compensation as reported on Form W-2 for the prior five years, subject to certain exceptions, provided under the Code.

Each agreement provides that the officer will not compete with us for a period of 24 months following termination of employment for any reason.

The following table shows the potential payments as described above upon involuntary termination following a change in control on January 31, 2010, for Messrs. Warren and Anderson:

Name	Lump-sum Payment (1)	Accelerated Awards Vesting (2)	Continued Health Coverage (3)	Total
R.C. Warren. Jr.	$2,780,000	$756,000	$19,000	$3,555,000
R.S. Anderson	$1,526,000	$327,000	$19,000	$1,872,000

(1)	Amounts represent 2.99 times three year average, subject to limitation under Internal Revenue Service guidelines.

(2)	All stock options are fully vested as of January 31, 2010. Unvested SARs are excluded as the base price of the SARs exceeded the closing price of our common stock on January 31, 2010.

(3)	Amounts represent the cost of health care coverage for 24 months.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about equity awards under the Cascade Corporation 1995 Senior Managers Stock Incentive Plan, under which no future awards may be issued, and the Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan. These are our only equity compensation plans in effect as of January 31, 2010, the end of our last fiscal year and as of March 5, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (2)
Equity compensation plans approved by security holders	365,302	$29.10	384,485
Equity compensation plans not approved by security holders	—	—	—

Total	365,302		384,485

(1)	The number of common shares to be issued upon the exercise of outstanding SARs was calculated by determining the difference between $31.63, the closing price of Cascade common stock on March 5, 2010, and the base price of the SARs established at the time of grant, multiplying that figure by the number of SARs outstanding, and then dividing the product by the closing price of Cascade common stock on March 5, 2010.

(2)	The number of shares that may be issued under the Stock Appreciation Rights and Restricted Stock Plan is limited to 750,000. The number of common shares remaining available for future issuance under the Stock Appreciation Rights and Restricted Stock Plan was calculated by deducting from 750,000 the number of shares of common stock that are to be issued upon the exercise of presently outstanding SARs as determined pursuant to footnote (1) and the number of shares which have been issued upon exercise of SARs and issuance of restricted stock since the inception of the Stock Appreciation Rights and Restricted Stock Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Dr. Lardy, Messrs. McDougall, Nickerson, Osterman and Wessinger, and Dr. Wilgenbusch, all independent directors. During the fiscal year ended January 31, 2010, none of our executive officers served on the Board of Directors of any entities whose directors or officers serve on our Compensation Committee.

VOTING SECURITIES—STOCK OWNERSHIP OFCERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common shares as of March 5, 2010, by (i) each person or entity who is known by us to own beneficially more than 5% of our common shares, (ii) each of our directors, (iii) each of the named executive officers listed in the Summary Compensation Table and (iv) all our directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Michael W. Cook Asset Management, Inc. dba SouthernSun Asset Management. The total shown reflects a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010. 6000 Poplar Avenue, Suite 220 Memphis, Tennessee 38119	1,602,189	(7)	14.7%
FMR LLC. The total shown reflects an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010. 82 Devonshire Street Boston, Massachusetts 02109	1,166,952	(8)	10.7%
T. Rowe Price Associates, Inc.. The total shown reflects an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010. 100 E. Pratt Street Baltimore, Maryland 21202	1,088,650	(9)	10.0%
The Robert C. and Nani S. Warren Revocable Trust, of which Nani S. Warren, Robert C. Warren, Jr., and others are Trustees and share investment powers. Mr. Warren has sole voting power. c/o P.O. Box 20187 Portland, Oregon 97294-0187	827,896		7.6%
Warren Holdings, LLC, of which Robert C. Warren, Jr. and Wendy Warren, Mr. Warren’s sister, are managers and share voting and investment power. 82 Swigert Road Washougal, Washington 98671	803,549		7.4%
Blackrock, Inc. The total shown reflects a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010. 40 East 52nd Street New York, New York 10022	703,657	(10)	6.5%
Robert J. Davis Family The total shown reflects a Schedule 13D filed with the Securities and Exchange Commission on September 12, 2000. Shares are voted as directed by Mr. Robert J. Davis. 17530 Little River Dr. Bend, Oregon 97707	682,100		6.3%
Robert C. Warren, Jr.	367,499	(3)(4)	3.3%
James S. Osterman	11,963		*
Nicholas R. Lardy	10,663	(6)	*
Peter D. Nickerson	3,905		*
Duane C. McDougall	10,276		*
Nancy A. Wilgenbusch	6,776		*
Henry W. Wessinger II	5,033		*
Richard S. Anderson	50,560	(3)	*
Jeffrey K. Nickoloff	2,733		*
Joseph G. Pointer	10,934		*
Susan Chazin-Wright	—		*
16 Officers and Directors as a group	2,121,140	(5)	18.9%

*	Less than 1% of outstanding shares.

(1)	Includes shares issuable upon exercise of currently vested stock options and SARs as follows: R.C. Warren, Jr., 267,029, and all officers and directors as a group 311,453. The number of shares issuable upon the exercise of SARs was calculated by determining the difference between the closing price of Cascade common stock on March 5, 2009, and the base price of the SAR established at the time of grant, multiplied by the number of vested SARs held by the officer, director or group and dividing the product in each case by the closing price of a share of Cascade stock on March 5, 2010.

Certain directors and executive officers hold restricted stock shares which are included in this column. They may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of four years from date of grant for directors and three years from date of grant for officers. The individuals in the table hold the following numbers of restricted shares:

Name	Restricted Shares
R.C. Warren, Jr.	45,680
R.S. Anderson	19,450
N.R. Lardy	4,619
D.C. McDougall	4,619
P.D. Nickerson	3,805
J.S. Osterman	4,619
H.W. Wessinger II	4,619
N.A. Wilgenbusch	4,619

Officers and Directors as a Group	92,030

(2)	No officer or director owns more than 1% of Cascade’s outstanding shares, except for R.C. Warren, Jr.. Mr. Warren may be considered to own beneficially 19%, which includes shares held as trustee for The Robert C. and Nani S. Warren Revocable Trust and as a manager of Warren Holdings, LLC.

(3)	Includes shares held for the benefit of these officers by a 401(k) plan as follows: R.C. Warren, Jr., 88 and R.S. Anderson, 4,685 and all officers as a group 6,118.

(4)	Includes shared voting and investment powers as to 11,660 shares and sole voting and investment powers as to 9,592 shares, all held as fiduciary for the benefit of various family members and 1,200 shares owned by Mr. Warren’s spouse, as to all of which Mr. Warren disclaims beneficial ownership.

(5)	Includes an aggregate of 1,652,697 shares held by officers and directors in fiduciary capacities.

(6)	Includes 1,000 shares held in a trust for the benefit of certain relatives of Dr. Lardy. Dr. Lardy, who is a co-trustee of the trust, disclaims beneficial ownership of such shares.

(7)	Michael W. Cook Asset Management dba SouthernSun Asset Management has sole voting power with respect to 1,466,349 shares and shared dispositive power with respect to 1,602,189 shares.

(8)	Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 1,084,952 shares and Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, each has sole power to dispose of such shares. Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 82,000 shares and Edward C. Johnson 3d and FMR LLC each has sole dispositive power and sole voting power over such shares.

(9)	T. Rowe Price Associates, Inc., has sole voting power with respect to 288,600 shares and sole dispositive power with respect to 1,088,650 shares.

(10)	BlackRock Inc. has sole voting and sole voting power with respect to all 703,657 shares. On December 1, 2009, BlackRock Inc. completed its acquisition of Barclays Global Investors from Barclays Bank PLC. As a result, the Barclays entities that hold shares are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners during the year ended January 31, 2010, were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Corporate Governance Guidelines adopted by the Board provide that any transaction that may constitute a related party transaction that would be required to be disclosed under Item 404 of SEC Regulation S-K (including transactions that would be required to be disclosed but for the fact that the dollar value of the transaction is less than that required for disclosure under Regulation S-K) is subject to approval or ratification by the Board. Robert C Warren, Jr., our President and Chief Executive Officer, is a director of ESCO Corporation, a privately held manufacturer of high-alloy steel products that supplies Cascade with certain components. Mr. Warren and certain members of his immediate family are shareholders of ESCO Corporation. In September 2007, the Board reviewed and approved the continuation of the business relationships between Cascade and ESCO Corporation, subject to (1) Mr. Warren’s agreement to abstain as a member of either company’s board of directors from participating in any vote relating to business dealings between the two companies and (2) the receipt by the Board of periodic reports from our Chief Financial Officer regarding the nature and status of the business relationships between the two companies. During the fiscal year ended January 31, 2010, we purchased approximately $29,000 of components used in our products from ESCO Corporation at prevailing market prices. There were no other transactions with related persons during the fiscal year ended January 31, 2010.

OTHER MATTERS

As of the date of this proxy statement, the only matters that we intend to present at the meeting are those set forth in the notice of meeting and in this proxy statement. We know of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies submitted in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or person voting as proxies.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Shareholder proposals submitted for inclusion in the proxy materials for the 2011 annual meeting must be received in writing by us no later than December 22, 2010. Any shareholder proposal that is not submitted for inclusion in the proxy materials for the 2011 annual meeting but is instead sought to be presented directly at that meeting will not be considered timely unless appropriate notice is provided to us no later than March 7, 2011. In addition, if we receive notice of a shareholder proposal after March 7, 2011, the persons named as proxies for the 2011 annual meeting will have discretionary voting authority to vote on such proposal at the 2011 annual meeting. Any shareholder making a proposal must have been a registered or beneficial owner of at least one percent of the outstanding common shares or common shares with a market value of at least $2,000 for at least one year prior to submitting the proposal and must continue to own the stock through the date the meeting is held.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement are not incorporated by reference into any other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

ANNUAL REPORT

The Notice of Annual Meeting, this Proxy Statement and our annual report on Form 10-K for the fiscal year ended January 31, 2010 have been made available to all shareholders entitled to vote at the annual meeting and who received the Notice of Internet Availability of Proxy Materials. Our annual report on Form 10-K can also be viewed at our website, www.cascorp.com.

Paper copies of our annual report on Form 10-K (excluding exhibits) may be obtained without charge by writing our Corporate Secretary at Cascade Corporation, P.O. Box 20187, Portland, Oregon 97294-0180. 94039-7850, or by calling (650) 944-3560.

CASCADE CORPORATION 2201 N.E. 201ST AVENUE FAIRVIEW, OR 97024-9718

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 1, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 1, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01 Nicholas R Lardy
02 Nancy A Wilgenbusch
The Board of Directors recommends you vote FOR the following proposal(s):						For	Against	Abstain
2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending January 31, 2011.					☐	☐	☐

NOTE: THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE TWO NOMINEES AS DIRECTORS AND “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP. THIS PROXY WILL ALSO BE VOTED AT THE PROXIES’ DISCRETION AS TO OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

                                 For Meeting Directions Please Call:

                                 1-800-621-6052

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report is/are available at www.proxyvote.com.

CASCADE CORPORATION This Proxy is Solicited on Behalf of the Board of Directors Annual Meeting of Shareholders June 2, 2010

The shareholder(s) hereby appoint(s) R.C. Warren, Jr. and R.S. Anderson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CASCADE CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Pacific Time on June 2, 2010, at the Corporate Headquarters, 2201 NE 201st Avenue, Fairview, OR 97024-9718 and any adjournment or postponement thereof.

Cascade Corporation Savings and Investment Plan Participants. If you area participant in the Cascade Corporation Savings and Investment Plan and have an account in the Cascade Corporation Common Stock Fund, the Trustees holding the assets of the plan will vote the number of full and fractional shares equal to your pro-rata share of Cascade Corporation Common Stock held in the Cascade Corporation Common Stock Fund on the record date in accordance with your instructions as follows: I hereby direct the Trustees to vote all such shares as indicated on the reverse side of this card. If you sign and return this proxy without specific instructions for voting, the shares will be voted by the Trustees in accordance with the recommendations of the Board of Directors.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

Continued and to be signed on reverse side